CONSENT OF INDEPENDENT ACCOUNTANTS

Board of Trustees and Shareholders
Putnam Arizona Tax Exempt Income Fund:
Putnam Florida Tax Exempt Income Fund:

We consent to the use of our reports dated July 5, 2002, incorporated in this Registration Statement by reference, to the Putnam Arizona Tax Exempt Income Fund and the Putnam Florida Tax Exempt Income Fund, and to the references to our firm under the captions "Financial highlights" in the prospectus and "INDEPENDENT ACCOUNTANTS AND FINANCIAL STATEMENTS" in the Statement of Additional Information.


/s/ KPMG LLP


Boston, Massachusetts
September 24, 2002